Exhibit 23.2

Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

________________________________________________________________________

Mr. Anthony Harrelson, CEO

Axium Pharmaceuticals Inc.

265 Eastchester Drive, Suite 133

High Point, NC 27262

Dear Mr. Harrelson:

CONSENT OF INDEPENDENT AUDITOR

We have issued our report dated July 27, 2017, with respect to the financial statements of Axium Pharmaceuticals Inc. contained in the Registration Statement and Prospectus of Axium Pharmaceuticals Inc. on Form S-1. We hereby consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the heading “Experts.”

Respectfully submitted,

Weinberg & Baer LLC

Baltimore, Maryland

August 21, 2017